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                                                                   Exhibit 10.27

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into this 10th day of April, 2006, between CompBenefits Corporation, a Delaware corporation ("CompBenefits") and John Lumpkins (the "Executive").

                                   WITNESSETH

     WHEREAS, CompBenefits desires to employ Executive in the capacity and on the terms and conditions hereinafter set forth and Executive is willing to serve in such capacity and on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1. Employment. Subject to the provisions of Section 7, CompBenefits hereby employs the Executive in the position of Senior Vice President, Sales, and the Executive hereby accepts such employment effective the 10th day of April, 2006 ("Effective Date") upon the terms and conditions set forth in this Agreement.

     2. Term of Employment. The term of the Executive's employment pursuant to this Agreement shall be effective as of the date of this Agreement, and shall remain in effect for a period of three (3) years from said date or until terminated in accordance with Section 7. The period during which the Executive serves as an employee of CompBenefits or any of its subsidiary operations in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the "Term of Employment." If CompBenefits continues to employ Executive beyond the Term of Employment without entering into a written agreement extending the term of this Agreement, all obligations and rights under this Agreement shall prospectively lapse as of the expiration date except for Executive's obligations under Paragraph 9 and Executive shall be an at-will employee of CompBenefits.

     3. Duties. During the Term of Employment, the Executive (a) shall serve as an officer of CompBenefits, (b) shall perform such duties and responsibilities as may from time-to-time be reasonably determined by the President of CompBenefits consistent with the Executive's position as an officer of CompBenefits, provided that such duties and responsibilities shall be within the general area of the Executive's experience and skills, (c) upon the request of the Board of Directors of CompBenefits, shall serve as an officer of any of its subsidiaries; and (d) shall render all services incident to the foregoing. The Executive agrees to use his best efforts in, and shall devote his full working time, attention, skill and energies to, the advancement of the interests of CompBenefits and its subsidiaries and Affiliates and the performance of his duties and responsibilities hereunder.

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     4. Compensation.

          (a) During the Term of Employment, CompBenefits shall pay the Executive a salary (the "Base Salary") at an annual rate as shall be determined from time to time by the President of CompBenefits, provided, however, that such rate per annum shall not be less than $220,000. A car allowance is included within this Base Salary. Such salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with CompBenefits' usual practice for its executives, as in effect from time to time.

          (b) Subject to the provisions of Section 7, upon completion of each fiscal year and as determined by the Compensation Committee of the Board of Directors of the Company, the Executive shall be eligible to receive a bonus ("Annual Bonus"), in accordance with any bonus plan then in effect for executives of the Company of equivalent position and title (the target bonus for this position currently is 50% of Base Salary paid, with the opportunity to earn incentive above the target for above-goal results), provided (i) the Executive has not voluntarily terminated his employment with the Company for other than Good Reason, or (ii) Executive's employment has not been terminated for Cause by the Company at the time said Annual Bonus, if any, is paid in the normal course (typically 2nd Quarter). Notwithstanding the above, it is agreed that Executive is guaranteed a minimum Annual Bonus payment for the 2006 Plan Year of $60,000 (the "Guaranteed Bonus"). Said Guaranteed Bonus shall be due and payable in the 2nd Quarter of 2007.

     5. Equity. The Compensation Committee of the Board of Directors of the Company is evaluating the adoption of a new equity incentive program for certain key executive positions of the Company, including, but not by way of limitation, the position of Senior Vice President of Sales. If and upon the event such an equity incentive program is adopted by the Company, Executive shall be entitled to participate to the extent other executives of the Company of equivalent position and title participate.

     6. Benefits.

          (a) During the Term of Employment, the Executive shall be entitled to participate in the Company's 401(k) Plan, the Executive Physical Program at Emory University, and any and all medical, dental, and vision plans, disability income plans, and two corporate life insurance plans, as in effect from time to time for executives of CompBenefits Corporation. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of CompBenefits, and (iii) the discretion of the Board of Directors of CompBenefits or administrative or other committee provided for in or contemplated by such plan.


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          (b) CompBenefits shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with CompBenefits' practices for executives of CompBenefits, as in effect from time to time.

          (c) The Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers of the Company; provided, however, that the amount and timing of Executive's paid leave is not limited by a specific number of weeks; however it is expected that scheduled vacations will not interfere with the reasonable performance of Executive's duties and responsibilities or the business operations of the Company.

          (d) Except as contemplated by Section 6 (b), compliance with provisions of this Section 6 shall in no way create or be deemed to create any obligation, express or implied, on the part of CompBenefits or any of its subsidiaries or Affiliates with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof. Notwithstanding the foregoing, the benefits provided to the Executive during the Term of Employment will not be materially less favorable in the aggregate than the benefits in effect for the executives of CompBenefits of equivalent position and title.

     7. Termination of Employment. This Agreement and the Executive's employment with CompBenefits and/or its subsidiaries may be terminated as follows:

          (a) At any time by the mutual consent of the Executive and CompBenefits.

          (b) At any time for "cause" by CompBenefits upon written notice to the Executive. For purposes of this agreement, a termination shall be for "cause" if:

               (i) the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against CompBenefits or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or crime involving moral turpitude;

               (ii) the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 9 hereof;

               (iii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 9 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by CompBenefits of written notice thereof; or


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               (iv) the Executive shall consistently disobey reasonable written instructions from CompBenefits' President consistent with the terms of this Agreement and Executive's duties, title, and general area of expertise;

               (v) the Executive shall fail or be unable to carry out effectively Executive's duties and obligations to CompBenefits and/or its subsidiaries, or to participate effectively and actively in the management of CompBenefits as determined in the reasonable judgment of CompBenefits' President, after written notice and an opportunity to cure.

     Upon termination for cause as provided in this Section 7 (b), (A) all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary; provided, however, that the Executive shall not be entitled to receive any bonus from CompBenefits with respect to the year during which such termination occurred, and (B) CompBenefits shall have any and all rights and remedies under this Agreement and applicable law.

          (c) Upon the earlier death or permanent disability (as defined below) of Executive continuing for a period of ninety (90) days. Upon any such termination of the Executive's employment, all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) earned but unpaid salary including any earned but unpaid bonus from the previous fiscal year, if applicable, through the date of termination, (ii) bonus payments with respect to the calendar year which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to executive officers of CompBenefits, pro-rated on the basis of number of days of the Executive's actual employment hereunder during such calendar year through such termination, and (iii) in the case of permanent disability continuation of health insurance benefits until the first anniversary of the date of termination to the extent permitted under Executive's group health insurance policy. As used herein, the definition of the term "permanent disability" or "permanently disabled shall parallel the definition of same as provided under the long-term disability insurance policy then in effect on executives of the Company. In the event that no such policy is in existence at the time of the contended disability, "permanent disability" shall be defined as the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of CompBenefits.

          (d) At any time by the Executive upon sixty (60) days' prior written notice to CompBenefits. Upon termination by the Executive as provided in this
Section 7 (d), all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary.

          (e) At any time by CompBenefits without "cause" upon sixty (60) days' prior written notice to the Executive. Upon termination by CompBenefits as provided in this Section


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7(e), all obligations of CompBenefits under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary.

     8. Severance Payments Following a Change In Control.

          Notwithstanding CompBenefits' right to terminate Executive's employment hereunder without Cause pursuant to 7(e) above, in the event of the termination of the Executive within 18 months following a Change In Control (as defined in Section 11(a)) by either (i) CompBenefits without Cause (Cause being defined under Section 7(b)) or (ii) by Executive for Good Reason (as defined under Section 11(b)), then CompBenefits shall, in lieu of the payments and arrangements specified above, pay the Executive severance pay in an amount equal to the sum of one (1) times the Executive's Base Salary on the termination date and (iii) the average of Executive's last two years bonus ("Severance Pay"). Should a Change In Control and termination of Employment occur in the first twelve (12) months of employment hereunder, base compensation shall be equal to the yearly Base Salary provided in paragraph 4(a) and the average bonus shall be equal to the Guaranteed Bonus provided in paragraph 4(b). Such Severance Pay shall be payable over twelve (12) months in equal semi-monthly installments and shall be subject to withholding to the extent required under applicable law. The Severance Pay contemplated by this Section 8 is agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of Executive's employment by CompBenefits and the termination thereof. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

          During the period of time during which the Severance Pay is being remitted pursuant to the above, the Company will either continue the Executive's health (medical) insurance as provided in Section 6 to the extent permitted under applicable law and CompBenefits' group health insurance policies or reimburse the Executive for his cost for comparable coverage to the extent such coverage cannot be provided under such policies; provided that, notwithstanding anything herein to the contrary, CompBenefits shall not be required to continue to provide the Executive with health benefits under this paragraph to the extent the Executive becomes entitled to receive benefits substantially similar to those which the Executive otherwise would have been entitled to receive hereunder.

     9. Non-Competition.

          (a) During any period in which the Executive serves as an employee of CompBenefits and for a period of one (1) year after the date of termination of the Executive's employment at any time, regardless of the circumstances thereof, the Executive shall not, without the express written consent of CompBenefits, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person other than CompBenefits and its Affiliates whose activities, products, and/or services are in the Designated


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Industry. Without limiting the foregoing, the foregoing covenant shall prohibit the Executive during the period set forth above from (i) hiring or attempting to hire for or on behalf of any Person in the Designated Industry any officer, Executive, or Affiliated Person of CompBenefits or any of its Affiliates, (ii) encouraging for or on behalf of any such Person in the Designated Industry any officer, Executive, or Affiliated Person to terminate his or her relationship or employment with CompBenefits or any of its Affiliates, (iii) soliciting for or on behalf of any such Person in the Designated Industry any customer of CompBenefits or any of its Affiliates and (iv) diverting to any such Person in the Designated Industry any customer of CompBenefits or any of its Affiliates; provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than five percent of the outstanding shares of capital stock or comparable equity interests of such Person. As of the date of this Agreement, the Executive is not performing any other duties for, and is not a party to any similar agreement with, any Person competing with CompBenefits or any of its affiliates.

          (b) In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets and similar confidential information owned or used in the course of business by CompBenefits and its subsidiaries and affiliates (the "Confidential Information"). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of CompBenefits), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public; (B) became or becomes generally known to the public through no fault of the Executive; or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon the termination of the Executive's employment with CompBenefits, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive's possession or control, shall be returned to CompBenefits and remain in its possession.

          (c) For purposes of this Section 9, the following terms shall have the meanings specified unless defined otherwise herein:

               (i) "Affiliates" shall mean any subsidiary company of CompBenefits, whether wholly or partially owned.

               (ii) "Affiliated Person" shall mean any individual, professional, or otherwise, who is providing, or has provided, during a one-year period immediately prior to the date of any hiring or solicitation for hire of such individual, services to any dental office or facility under management by CompBenefits Corporation;


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               (iii) "Executive" shall mean any individual employed currently or during a one-year period immediately prior to the date of any hiring or solicitation for hire of such individual by CompBenefits or its Affiliates;

               (iv) "Designated Industry" shall mean (A) the business of providing dental health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service dental plans, prepaid dental plans, PPO dental plans and indemnity dental plans and operation, (B) the business of providing vision health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service vision plans, prepaid vision plans, PPO vision plans and indemnity vision plans and operation, and (C) any other revenue generating business conducted by CompBenefits or its Affiliates;

               (v) "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.

     10. Specific Performance: Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement including, without limitation, Section 9 hereof by the Executive is likely to result in irreparable injury to CompBenefits and its subsidiaries and affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, CompBenefits shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

     11. Definitions.

          (a) For purposes of this Agreement, "Change In Control" shall mean any of the following events:

               (i) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of a majority of the outstanding common stock of the Company is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act);


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               (ii) a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act, and any successor Item of a similar nature;

               (iii) the stockholders of the Company shall approve (provided, however, if the transaction approved by the stockholders is subsequently terminated, and the Executive is still employed by the Company at the termination of the transaction, then no "Change in Control" shall be deemed to have taken place): (1) any consolidation, merger, share exchange or other extraordinary transaction related to the Company where the stockholders of the Company, immediately prior to the consolidation, merger, share exchange or other extraordinary transaction, would not, immediately after the consolidation, merger, share exchange or other extraordinary transaction, beneficially own, directly or indirectly, shares representing in the aggregate 50 percent of the voting securities of the corporation issuing cash or securities in the consolidation, merger, share exchange or other extraordinary transaction (or of its ultimate parent corporation, if any), (2) any lease, exchange, mortgage or other transfer (in one transaction or series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole), or (3) any plan or proposal for the liquidation or dissolution of the Company.

          (b) For purposes of this Agreement, "Good Reason" shall mean the following:

               (i) CompBenefits materially breaches any of the terms or conditions set forth in this Agreement and fails to cure its breach within thirty (30) days after its receipt from the Executive of written notice of such breach, which notice describes in reasonable detail the Executive's belief that CompBenefits is in breach hereof;

               (ii) CompBenefits materially diminishes the Executive's duties or reassigns Executive to a position not consistent with Executive's general area of knowledge, experience, and skills;

               (iii) Any material diminution of the Executive's Base Salary;

               (iv) CompBenefits transfers substantially all of its assets to a successor entity and such entity fails to assume CompBenefits's obligations under this Agreement.


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     12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

               To CompBenefits:

                    100 Mansell Court East
                    Suite 400
                    Roswell, Georgia 30076
                    Attention: President & Chief Executive Officer

               To the Executive:

                    John Lumpkins
                    3716 Village Walk Drive
                    Norcross, Georgia 30092

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

     13. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, by and between the parties hereto with respect to the employment of Executive by CompBenefits and/or its subsidiaries. Each party to this Agreement acknowledges that no representations, inducements, or other agreements, oral or otherwise, have been embodied herein, and no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     14. Arbitration. Disputes arising out of or relating to this Agreement shall be determined by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided, however, that any dispute arising out of the non-competition provision of this Agreement (paragraph 9) shall not be subject to arbitration.

     15. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Georgia, and shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of successors of


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CompBenefits by way of merger, consolidation or transfer of all or substantially all of the assets of CompBenefits, and may not be assigned by the Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

                                        COMPBENEFITS CORPORATION


                                        By: /s/ Kirk E. Rothrock
                                            ------------------------------------
                                            Kirk E. Rothrock
                                        Title: President & Chief Executive
                                               Officer


                                        EXECUTIVE


                                        /s/ John Lumpkins
                                        ----------------------------------------
                                        John Lumpkins


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